Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into as of May 5, 2008 (“Effective Date”) by and between Thomas Snyder, an individual (“Executive”), and Stratos Renewables Corporation, a Nevada corporation (“Company”). Company and Executive are each a “Party” to this Agreement and are sometimes collectively referred to as “Parties.”

In consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Company and Executive agree as follows:

1. Employment. Company employs Executive, and Executive agrees to be employed by Company, upon the terms and conditions set forth in this Agreement beginning on the Effective Date and continuing for two (2) years, until May 5, 2010, or such earlier date on which Executive’s employment is terminated under Section 4 of this Agreement (the “Term”). Thereafter, this Agreement shall automatically be renewed and the Term extended for additional consecutive terms of one (1) year (each a “Renewal Term”), unless such renewal is objected to by either Company or Executive upon ninety (90) days written notice prior to the commencement of the next Renewal Term.

2. Duties.

2.1 Basic Duties.

Executive agrees to serve as President of the Company, however his duties and responsibilities will be limited to the supervision, coordination and completion of all elements of the Company’s ethanol project in Peru. Notwithstanding the responsibilities usually invested in the President of a United States Company, his responsibilities shall be limited to the foregoing.

2.2 Time Directed to Employment.

The parties acknowledge the position as president as hereinafter provided. Executive will donate such time to the project as he in his sole discretion deems necessary to perform his duties. Executive will perform his duties and responsibilities faithfully, diligently and to the best of his abilities.

2.3 No Conflicting Agreements.

Executive represents and warrants that his performance of his duties under this Agreement does not and will not breach any other agreement, including any confidentiality or non-disclosure agreements with prior employers or other persons. Executive represents and warrants that he has not entered into, and will not enter into, any agreement, either written or oral, in conflict with this Agreement. Executive represents and warrants that he has disclosed to Company any actual or potential conflicts.

2.4 Duty of Loyalty.

Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Company and to do no act which would intentionally injure Company’s business, its interests, or its reputation. Executive understands that it is Company’s policy to conduct its business according to the highest ethical and legal standards and agrees to uphold those standards of business conduct and ethical principles, and comply with all applicable laws and regulations and Company’s policies.

2.5 Place of Performance.

Executive shall be based at his domicile, except for required travel on Company’s business as needed with principle activities in Peru.

3. Compensation and Method of Payment.

3.1 Total Compensation.

As compensation under this Agreement, Company will pay and Executive will accept the following:

3.1.1. For each year of this Agreement, measured from the Effective Date, base compensation (“Base Salary”) of Two Hundred Fifty Thousand Dollars ($250,000.00); provided, however, that Company will review Executive’s Base Salary and may in its sole discretion increase Executive’s Base Salary, subject to the approval of the Board of Directors.

3.1.2. Company will pay Executive a bonus in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) on each anniversary date of this Agreement for so long as Executive continues to be employed by the Company.

3.1.3.  Company will pay Executive an additional incentive bonus in an amount and based on performance to be determined by the Company’s compensation committee.

3.1.4. During the Term, Executive is eligible for incentive bonuses which may be awarded by Company based on milestones, with the approval of the Compensation Committee of the Board of Directors, in its sole discretion.

3.1.5. Executive Expenses. Company will pay or reimburse Executive for all expenses incurred by Executive on behalf of, or conducting business on behalf of, the Company’s business including, but not limited to, the following: (a) all travel and entertainment expenses, all air travel to be business class (or first class if there is no business class); (b) unlimited travel between Executive’s residence and any location at which he conducts his duties; (c) provide Executive with a suitable apartment for his use while in Peru; (d) reimburse Executive for any local taxes which may be incurred in Peru; and (e) reasonable attorney and accounting fees in connection with compliance with United States law and regulations, including but not limited to Securities Tax, Trade and Corporate compliance.

3.1.6.  Executive will be entitled to participate in employee fringe benefits, health insurance, life insurance and other programs which Company may adopt from time-to-time for executives of the Company. Participation will be in accordance with any plans and any applicable policies adopted by the Company.

3.1.7. Company will provide director and/or officer insurance in form and amount satisfactory to both Executive and Company. Upon issuance of such policy it cannot be amended or terminated without Executive’s consent.

3.2 Payment of Compensation.

Company will pay Executive Base Salary in twelve equal monthly installments, commencing with the first day of May, 2008. Withholding taxes shall be determined in accord with applicable U.S. tax law applied to a non-resident U.S. citizen.

4. Termination of Agreement.

This Agreement and all obligations under this Agreement (except those obligations which expressly survive the termination of this Agreement) will terminate upon the earliest to occur of any of the following:

4.1 By Expiration. This Agreement and the employment of Executive will terminate at the expiration of the Term or any Renewal Term.

4.2 Termination for Cause by Company. Company may terminate Executive at any time if it believes in good faith that it has Cause (as defined below) to terminate Executive. “Cause” shall include, but not be limited to:

4.2.1. Executive’s gross negligence and/or willful misconduct with respect to Company and/or its subsidiaries and affiliates, and/or their predecessors and successors;

4.2.2. Executive’s refusal to follow Company’s lawful directions or substantial and repeated failure to perform Executive’s duties as defined in Paragraph 2 hereof; provided, that with respect to any violation of this Section 4.2.2 that is subject to cure, Executive will have the right, within thirty (30) calendar days after receipt of written notice from Company, to cure such event or circumstance giving rise to the violation, in the event of which such event or circumstance shall be deemed to not constitute Cause;

4.2.3. Executive’s commission of a felony;

4.2.4. Executive’s substantiated acts or omissions which constitute discriminatory, harassing or retaliatory conduct, theft, fraud, dishonesty, including Executive’s violation of restrictive covenants in Section 5 of this Agreement. With respect to violation of the restrictive covenants in Section 5 of this Agreement, no violation is effected until a final adjudication by a court.

4.2.5. Executive shall have been repeatedly or habitually intoxicated or under the influence of drugs while on the premises of Company or while performing any of his duties or obligations.

4.3 Resignation by Executive.

Executive has the right to resign Executive’s engagement for Good Reason upon ninety (90) calendar days’ prior written notice to Company (the “Resignation Notice”). On Executive’s last day of the engagement, concurrently with his resignation, Company will deliver a signed general mutual release form to Executive. If Executive executes and delivers the general mutual release form to Company within thirty (30) calendar days after Executive’s receipt thereof and does not revoke such general release form pursuant to any applicable revocation periods, then Company will pay Executive Special Severance Pay as defined in this Agreement within ten (10) business days after the date of Executive’s execution and delivery of such release and the expiration of any revocation period. If Executive purports to resign without Good Reason and fails to render services under this Agreement, such act and such failure shall be a material breach of this Agreement and Company shall be entitled to terminate Executive for Cause. “Good Reason” means that, without Executive’s written consent, on or more of the following events occurred after Executive’s execution of this Agreement:

4.3.1. Demotion. A material adverse change in Executive’s status, title or position as defined in Paragraph 2.

4.3.2. Pay Cut. Executive’s annual Base Salary or annual bonus is reduced or not been paid.

4.4. Termination for Disability, Death or a Reason Other Than For Cause.

4.4.1. Executive’s employment will terminate immediately upon the death of Executive.

4.4.2. Except as prohibited by applicable law, Company may terminate Executive’s employment on account of Disability. “Disability” means a physical or mental illness, injury, or condition that prevents Executive from performing substantially all of Executive’s duties under this Agreement for at least ninety (90) consecutive calendar days or for at least one hundred twenty (120) calendar days, whether or not consecutive, in any three hundred and sixty-five (365) calendar day period, as certified by a physician selected by the Board of Directors in good faith.

4.4.3. Company may terminate Executive’s employment without cause or for any reason by providing ninety (90) days notice subject to Section 4.5.3.

4.5 Effect of Termination.

4.5.1. Termination due to Expiration of Term or Renewal Term. If Executive’s employment is terminated due to the expiration of the Term or any Renewal Term pursuant to Section 4.1, Company will pay Executive accrued compensation and benefits due to Executive under Section 3 through the last day of Executive’s employment (“Accrued Benefits”). Except to the extent required by law, all other obligations and liabilities of Company shall terminate as of the effective date of any such termination.

4.5.2. Termination by Company for Cause. In the event that Executive’s employment is terminated by Company for “Cause” pursuant to Section 4.2, Company will pay Executive Accrued Benefits required to be paid at termination by law. Except to the extent required by law, all other obligations and liabilities of Company shall terminate as of the effective date of any such termination.

4.5.3. Termination by Company Without Cause, by Executive for Good Reason, or Termination Upon Death or Disability of Executive. If Executive (a) dies, (b) is terminated by Company for Disability or (c) is terminated by Company for a reason other than for Cause, then Company will pay Accrued Benefits to Executive or his personal representative or estate. In addition, Company will deliver an executed general mutual release form to Executive or his personal representative or estate promptly after such death or termination. If Executive or his personal representative or estate executes and delivers the general mutual release form to Company within thirty (30) calendar days after Executive’s (or his personal representative’s or estate’s) receipt and does not revoke such general release form pursuant to any applicable revocation periods, then Company shall make one (1) lump sum payment, within thirty (30) business days, of (i) one (1) full year of Base Salary plus any accrued unpaid bonuses and (ii) Base Salary for the remainder of the Term plus any accrued unpaid bonuses (the “Special Severance Payment”). Except to the extent required by law, all other obligations and liabilities of Company shall terminate as of the date of termination.

4.5.4. Resignation as Board Member of Officer. Immediately upon the termination of Executive’s employment with Company, Executive will tender a written notice of Executive’s resignation from any and all offices of Company and all subsidiaries, affiliates or clients in which Executive represents Company in the capacity of an officer or director. Notwithstanding any failure by Executive to provide Company with such written notice of resignation within three (3) days after the date of the termination of Executive’s employment with Company, Executive hereby authorizes and directs the Board of Directors to accept Executive’s resignation from all said positions effective as of the date of termination of Executive’s employment.

5. Property Rights and Obligations of Executive.

5.1 Confidential Information. For purposes of this Agreement, “Confidential Information” includes any and all financial, cost and pricing information and any and all providers, brokers, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing, methods, practices, techniques, business plans and financial plans and information obtained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of Company, has been divulged to or learned by Executive during the term of his employment by Company, and has not previously been publicly released by duty authorized representatives of Company or otherwise lawfully entered the public domain.

5.2 Preservation of Trade Secrets.

Executive will preserve as confidential all Confidential Information pertaining to Company’s business that have been obtained or learned by reason of his employment. Executive will not, without the prior written consent of Company, either use for his own or for any other person’s benefit or purposes or disclose or permit disclosure to any third parties, either during the Term or thereafter (except as required in fulfilling the duties of his employment), any Confidential Information. Executive may only use Company’s trade names and trademarks in connection with Company’s products and services, in such manner and for such purposes as may be authorized by Company. Upon termination of this Agreement, Executive immediately will cease the use of such trade names and trademarks and eliminate them wherever they have been used or incorporated by Executive. In addition, Executive agrees that he will not disclose to Company or induce Company to use any trade secrets belonging to any third party. Executive agrees that he will not disclose proprietary information belonging to a former employer or other entity without its written permission. Executive will indemnify and hold Company harmless from any liabilities, including defense costs, it may incur because Executive is alleged to have broken any of these promises or improperly revealed or used such proprietary information or to have threatened to do so, or if a former employer challenges Executive’s entering into this Agreement or rendering services pursuant to it.

5.2.1. Public Information. With respect to confidential information and Trade Secrets, paragraphs 5.1 and 5.2, it shall have no application in the event the information appears in the public domain or if Executive is required to disclose by oral question, interrogatories, request for information or documents, subpoenas, court orders, civil investigation, demand or similar process.

5.3 Property of Company. Executive agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the term of his employment with Company are the property of Company and will not be used by his in any way adverse to Company’s interests. Executive will not allow any such documents or things, or any copies, reproductions or summaries to be delivered to or used by any third party without the specific consent of Company. Executive agrees to immediately deliver to Company, upon demand, and in any event upon the termination of Executive’s employment, all of such documents and things which are in Executive’s possession or under his control.

5.4 Inventions. Intellectual property (including such things as all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations, and photographs, that may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret, or other intellectual property law), developed, created, conceived, made, or reduced to practice during Executive’s employment with Company (except intellectual property that has no relation to Company that Executive developed, etc., purely on Executive’s own time and at Executive’s own expense), shall be the sole and exclusive property of Company, and Executive hereby assigns all of Executive’s rights, title, and interest in any such intellectual property to Company. Company and Executive acknowledge that any provision in this Agreement requiring Executive to assign his rights in any intellectual property work product does not apply to: (i) an invention which was developed by Executive prior to the start of Executive’s employment with Company; and (ii) an invention which otherwise qualifies under the provisions of California Labor Code Section 2870.1

5.5 Non-Solicitation and Non-Disparagement by Executive.

5.5.1. Non-Compete and Non-Solicitation of Customers. Executive acknowledges that in the course of his employment, he will learn about Company, its subsidiaries or any of its affiliates’ (collectively, the “Company Group”) business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. Executive knows and acknowledges that Company Group has invested considerable time and money in developing its programs, agreements, officers, representatives, services, products and marketing techniques and that they are unique and original. Executive further acknowledges that Company Group must keep secret all pertinent information divulged to Executive about Company Group business concepts, ideas, programs, plans and processes, so as not to aid Company Group’s competitors. Accordingly, Company Group is entitled to the following protection, which Executive agrees is reasonable: Executive agrees that during the Term and for a period of one (1) year following the termination of his employment, which period shall automatically be extended by a period of time equal to any period in which Executive is in breach of any obligations under Section 5 of this Agreement, Executive will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, use any Company Confidential Information to call on any of the customers of the Employer for the purpose of soliciting or inducing any of such clients to take away or to divert or direct their business to Executive or any other person or entity by or with which the Employee is employed, associated, affiliated or otherwise related.

5.5.2. Non-Solicitation of Employees. During the Term, and for one (1) year following the date of termination for any reason, which period shall automatically be extended by a period of time equal to any period in which Executive is in breach of any obligations under Section 5 of this Agreement, Executive shall not solicit, hire or attempt to hire any employee of Company or any person who was an employee of Company at any time during the six (6) months immediately prior to the termination date of Employee’s employment, assist in such hiring by any other Person, encourage any such employee to terminate his or her relationship with Company.

1 Section 2870 provides: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable

5.6 Survival Provisions and Certain Remedies. The provisions of this Section 5 will survive the termination of this Agreement. Executive acknowledges that (a) Executive’s services are of a special, unique and extraordinary character and it would be very difficult or impossible to replace them, (b) this Section’s terms are reasonable and necessary to protect Company’s legitimate interests, (c) this Section’s restrictions shall not prevent Executive from earning or seeking a livelihood, (d) this Section’s restrictions shall apply wherever permitted by applicable law and (e) Executive’s violation of any of this Section’s terms would irreparably harm Company. Accordingly, Executive agrees that, if Executive violates any of the provisions of this Section, Company shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining Executive from committing or continuing any such violation, without the need to prove the inadequacy of money damages or post any bond for any other undertaking. Executive may also bring action for injunction related to enforcement or interpretation of this Section 5. The covenants in this Section 5 will be construed as separate covenants and to the extent any covenant will be judicially unenforceable, it will not affect the enforcement of any other covenant.

6. General Provisions.

6.1 Notices.

Any notices or other communications required or permitted to be given under this Agreement must be in writing and addressed to Company or Executive at the addresses below, or at such other address as either Party may from time to time designate in writing. Any notice or communication that is addressed as provided in this Section will be deemed given (a) upon delivery, if delivered personally or via certified mail, postage prepaid, return receipt requested; or (b) on the first business day of the receiving party after the transmission if by facsimile or after the timely delivery to the courier, if delivered by overnight courier. Other methods of delivery will be acceptable only upon proof of receipt by the Party to whom notice is delivered.

To Company:
Stratos Renewables Corporation
9440 Santa Monica Boulevard, Suite 401
Beverly Hills, CA 90210
Fax No. 310-919-3044
ATTN: Secretary

To Executive:
Thomas Snyder
To the office of Stratos Renewables Corporation
Lima, Peru

With copy to:
John J. Kelley, Jr., Esq.
Kohnen & Patton LLP
201 East Fifth Street, Suite 800
Cincinnati, Ohio 45202

6.2 Choice of Law and Forum.

Except as expressly provided otherwise in this Agreement, this Agreement will be governed by and construed in accordance with the laws of the State of California and both Parties consent to the personal jurisdiction of the courts of the State of California. Each Party further agrees that personal jurisdiction over it may be effected by service or process by any means of delivery provided in Section 6, and that when so made shall be as if served upon it personally.

6.3 Entire Agreement: Modification and Waiver.

This Agreement supersedes any and all other agreements, whether oral or in writing, between the Parties with respect to the employment of Executive by Company and contains all covenants and agreements between the Parties relating to such employment in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any Party, or anyone acting on behalf of any Part, that are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding. Any modification of this Agreement will be effective only if it is in writing signed by the Party to be charged. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the Party making the waiver.

6.4 Assignment.

This Agreement may not be assigned in whole or in part by Executive without the prior written consent of Company. Company may not assign its rights under this Agreement without the consent of Executive. This Agreement will be binding on, and will inure to the benefit of, the Parties and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns.

6.5 Severability.

All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.6. Representation by Counsel: Interpretation.

Company and Executive acknowledges that each Party to this Agreement has had the opportunity to be represented by counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law or decision which would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. In addition, the term “including” and its variations are always used in the non-restrictive sense (as if followed by a phrase such as “but not limited to”). The provisions of this Agreement will be interpreted in a reasonable manner to affect the intent of the Parties.

6.7. Corporate Authority.

Company represents and warrants as of the Effective Date that Company’s execution and delivery of this Agreement to Executive and the carrying out of the provisions of the Agreement have been duly authorized by Company’s Board of Directors and authorized by Company’s shareholders as appropriate.

6.8. Expenses of this Agreement.

Each Party shall be responsible for its respective costs and expenses incurred by such party in connection with the preparation and review of this Agreement; provided, however, that, upon the receipt by Company of invoices, Company shall reimburse Executive for reasonable attorneys’ fees up to a sum of Twelve Thousand Five Hundred Dollars ($12,500.00) incurred by Executive in connection with the negotiation and documentation of this Agreement and other agreement for benefits granted to Executive in connection with this Agreement.

6.9. Section 409A Compliance.

Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made on or before the fifteenth (15th) day of the third (3rd) month after the later of the end of the calendar year or the end of Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Code - Section 409A of the Code and the regulations thereunder (“Section 409A”)). To the extent that any severance payments (including payments on termination for “Good Reason”) come within the definition of “involuntary severance” under Section 409A, such amounts up to the lesser of two times Executive’s annual compensation for the year preceding the year of termination as determined under Section 409A or two times the limit under Code Section 401(a)(17) for the year of termination, shall be excluded from “deferred compensation” as allowed under Section 409A, and shall not be subject to the Section 409A compliance requirements in the following paragraph.

All payments of “nonqualified deferred compensation” (within the meaning of Section 409A) by Company to Executive are intended to comply with the requirements of Section 409A, and shall be interpreted consistent therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A. In the event that Executive is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof) of Company at a time when its stock is deemed to be publicly traded on an established securities market for purposes of Section 409A, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) Executive’s death, consistent with the provisions of Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Section 409A. It is the intent that the Parties that the Agreement be interested to comply in all respects with Code Section 409A, however, Company shall have no liability or further obligation to Executive in the event taxes or excise taxes may ultimately be determined to be applicable to any payment under this Agreement.

6.10 Taxes.

Company shall withhold taxes from payments it makes pursuant to this Agreement as required by United States laws as applied to a non-resident United States citizen. No withholding shall be made with respect to laws of Peru or the State of California. Withholding shall be made in consultation with the Executive.

6.11 Headings and Captions.

Headings and captions are included for purposes of convenience only and are not a part of the Agreement.

6.12 Counterparts.

This Agreement may be executed simultaneously in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one instrument. This Agreement may be executed and delivered by facsimile and/or PDF signature which will be valid and binding.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

COMPANY:

STRATOS RENEWABLES CORPORATION

By:	/s/ Valerie A. Broadbent

Name:	Valerie A. Broadbent

Title:	Corporate Secretary

EXECUTIVE:

/s/ Thomas Snyder
Thomas Snyder, an Individual